UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 3, 2014 (June 30, 2014)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

               (336) 379-6299

(Registrant’s Telephone Number, Including Area Code)

              N/A

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2014, International Textile Group, Inc. (the “Company”) and the holders of the Company’s Tranche B Senior Subordinated Notes (the “Tranche B Notes”) issued by the Company pursuant to that certain Note Purchase Agreement, originally dated as of June 6, 2007 (as previously amended, the “Note Purchase Agreement”), entered into Amendment No. 8 (the “Note Purchase Agreement Amendment”) to the Note Purchase Agreement. Pursuant to the Note Purchase Agreement Amendment, the maturity date of $150.2 million of Tranche B Notes outstanding as of June 30, 2014 has been extended to June 30, 2019. The Note Purchase Agreement Amendment does not affect any other provision of the Tranche B Notes, nor does it apply to the Tranche B Notes expected to be cancelled upon final approval by the court of a previously announced Stipulation and Settlement Agreement entered into by the Company in February 2014. As of June 30, 2014, the outstanding balance of such Tranche B Notes expected to be cancelled under the Stipulation and Settlement Agreement, together with interest that accrued on such notes since December 31, 2013, was $23.3 million. The Company currently expects that the final approval of the Stipulation and Settlement Agreement will be received, and that the related settlement will be effected, in the third quarter of 2014, although no assurances thereof can be provided.

The Tranche B Notes are held by certain entities affiliated with the Company’s chairman of the board and are classified as “Senior Subordinated Notes – Related Party” on the Company’s consolidated balance sheet. Such related parties currently hold approximately 89% of the Company’s total voting power.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Gail A. Kuczkowski
Name: Gail A. Kuczkowski
Title: Executive Vice President and Chief Financial Officer

Date: July 3, 2014